EXHIBIT 20


                                  Contacts:  Roy Winnick/Richard Wolff
                                             Kekst and Company
                                             (212) 593-2655


               CHEYENNE SOFTWARE, INC.'S BOARD UNANIMOUSLY REJECTS
                  McAFEE'S UNSOLICITED REQUEST TO DISCUSS MERGER


         ROSLYN HEIGHTS, N.Y., April 15, 1996 -- The Board of Directors of Cheyenne Software, Inc. (AMEX: CYE), of Roslyn Heights, New York, announced today that it has unanimously rejected an unso-licited request from McAfee Associates, Inc., of Santa Clara, California, to meet to discuss a potential stock-for-stock business combination between Cheyenne and McAfee.

         ReiJane Huai, Chairman, President and Chief Executive Officer of Cheyenne, said: "Cheyenne's Board of Directors and manage-ment are keenly focused on increasing shareholder value, and we have carefully considered McAfee's request to discuss a merger between our two companies. However, we believe that the trans-action proposed by McAfee is not in the best interest of Cheyenne's shareholders. A transaction between McAfee and Cheyenne would likely be highly dilutive to Cheyenne sharehold-ers, and its value would be dependent upon McAfee's ability to continue growth rates in its primary business -- anti-virus software -- at their historical pace.

         "The timing of McAfee's proposal reveals it to be a transparent ploy designed to exploit the recent decline in Cheyenne's stock price. We believe that the proposed exchange ratio represent-ing $27.50 per share does not reflect the long-term value of Cheyenne's stock, nor our expectation that pretax profit mar-gins before one-time charges for the fiscal year ending June 30, 1996 will be approximately 25%, on a 30% gain in sales over the prior fiscal year. In rejecting the McAfee proposal, Cheyenne's Board of Directors was advised by Broadview Associ-ates, L.P., Cheyenne's investment banker, that the implied exchange ratio resulting from McAfee's $27.50 stock-for-stock valuation is inadequate, from a financial point of view, to Cheyenne shareholders.

         "The valuation proposed by McAfee also fails to take into ac-count the long-term strengths of Cheyenne that have been widely recognized by industry analysts, including the growth potential of our NetWare product line led by the ARCserve family of prod-ucts, with an installed base of more than 500,000 copies; the growth of our Windows NT product line; our excellent position in the lucrative Japanese markets; and our expansion in the Pacific Rim, including Taiwan and China. While we are commit-ted to examining any and every option that will provide value to our shareholders, we will not allow Cheyenne to be snapped up by an opportunistic would-be predator at a discount to its true long-term value.


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         "In sum, McAfee's $27.50 proposal is unattractive and unaccept-
         able. We do not believe that a merger with McAfee offers a compelling strategic benefit to Cheyenne's shareholders and we are skeptical of McAfee's ability to maintain its current lofty valuation. The Board of Directors of Cheyenne believes that pursuing merger discussions with McAfee is not the best strat-egy to achieve long-term growth and maximize shareholder value," Mr. Huai said.

         Cheyenne also announced that its Board of Directors has taken certain actions to protect shareholder interests and share-holder value. These actions include the adoption of a Share-holder Rights Plan and certain amendments to its by-laws which, among other things, define procedures governing consent solici-tations.

         Except for any statements of historical fact, the above state-ments constitute forward looking statements. The actual re-sults of Cheyenne may differ materially from the forward-look-ing statements noted above based on a number of important fac-tors including, but not limited to: receipt and fulfillment of expected orders; the level of returns and exchanges; changes in general business conditions; the growth in computer networking; market volatility related to the competition between Novell, Microsoft and other network operating system vendors and other factors; the successful expansion of Cheyenne into the Windows NT and desktop markets; the ability to expand successfully into new geographic regions; the maintenance and expansion of stra-tegic partnerships; the effectiveness of price and other compe-tition faced by Cheyenne; the market acceptance of new products like ARCserve Version 6 and the timing of such acceptance; changes in distributors' and other customers' buying patterns; changes in the company's and the industry's sales practices; one-time events; and other important factors disclosed from time to time in the company's Form 10K and Form 10Q and other Securities and Exchange Commission filings, including the Form 10Q for the quarter ended Dec. 31, 1995.

         About Cheyenne Software
         Cheyenne Software, Inc. is an international developer of es-sential software solutions for NetWare, Windows NT, UNIX, Macintosh, OS/2, Windows 3.1 and Windows 95 operating systems. Its enterprise-wide offerings include an array of storage man-agement, security, and communications products, including Cheyenne[R] HSM, JETserve[TM], InocuLAN[R], FAXserve[TM], and its flagship product line, the ARCserve[R] family of network backup software. Cheyenne can be contacted at (800) 243-9462 (U.S. or Canada) or (516) 465-4000, or by visiting its WWW home page at: http://www.cheyenne.com.

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